EXHIBIT 99.1

Vistagen Reports Positive Findings Supporting Fasedienol’s Potential
in Very Severe Social Anxiety Disorder

Exploratory research results presented at Psych Congress 2026 in New Orleans

Full poster presentation can be found on “Publications” section of Company’s website

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)— September 24, 2026-- Vistagen (Nasdaq: VTGN), a late clinical-stage biopharmaceutical company leveraging nose-to-brain neurocircuitry to develop and commercialize a new class of intranasal product candidates called pherines, presented positive exploratory data at Psych Congress 2026 in New Orleans. The poster highlights a potential efficacy signal for fasedienol nasal spray, the Company's rapid-onset Phase 3 product candidate, observed in a public speaking challenge study involving participants with very severe social anxiety disorder.

The research presented by Vistagen in a poster supports fasedienol’s potential for individuals with very severe social anxiety disorder, as defined by a baseline Liebowitz Social Anxiety Scale (LSAS) score of 95 or higher. In subpopulation analyses, one post-hoc and one prespecified, from two randomized, double-blind, placebo-controlled clinical trials, participants with very severe (LSAS >=95) social anxiety disorder experienced improvements in anxiety symptoms following treatment with fasedienol compared with placebo as measured by the Subjective Units of Distress Scale (SUDS).

“The positive potential efficacy signals observed in these analyses of fasedienol in very severe social anxiety disorder participants are encouraging and provide important insights into our understanding of its role in social anxiety disorder,” said Dr. Angel S. Angelov, Chief Medical Officer of Vistagen. “These findings, including the potential benefit of repeat dosing, help inform our ongoing evaluation of fasedienol.”

The post-hoc analysis of the subpopulation of very severe subjects from the randomized, double-blind, placebo-controlled portion of the PALISADE-4 Phase 3 clinical trial showed a statistically significant benefit of fasedienol on average SUDS scores during the public speaking challenge (PSC), although the study did not meet its primary endpoint in the total population. In an exploratory, randomized, double-blind, placebo-controlled Phase 2a repeat dose study (RDS), prespecified analysis of the subpopulation of participants with very severe social anxiety showed a statistically significant improvement following a single dose of fasedienol on average SUDS scores during the PSC, and an even greater numerical improvement after a second dose of intranasal fasedienol taken 10 minutes after the first. Significant improvements on pre-PSC anticipatory anxiety in both the total population and in the very severe population in the RDS also were observed, suggesting a second dose of fasedienol administered 10 minutes after the first could improve anticipatory anxiety.

Favorable safety and tolerability results in the study participants with very severe social anxiety disorder were consistent with the overall population in the two studies presented in the poster and with previous trials, and no serious drug-related safety signals were identified.

To read the full poster, please visit our “Publications” page under “Fasedienol”.

About Vistagen
Vistagen (Nasdaq: VTGN) is a late clinical-stage biopharmaceutical company leveraging a deep understanding of nose-to-brain neurocircuitry to develop and commercialize a new class of rapid-onset neurocircuitry-focused intranasal product candidates called pherines. Vistagen’s pherine product candidates are designed to achieve therapeutic benefits without requiring absorption into the blood or uptake into the brain, giving them the potential to be a safer alternative to other pharmacological options, if successfully developed and approved. Vistagen’s most advanced intranasal pherine product candidates are fasedienol for the acute treatment of social anxiety disorder, itruvone for treatment of major depressive disorder, and refisolone for treatment of vasomotor symptoms (hot flashes) due to menopause. Connect at www.vistagen.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including, without limitation, the ability of the research presented by Vistagen to support the potential of fasedienol nasal spray as an active drug for individuals with very severe social anxiety disorder and the meaningfulness of the efficacy signals observed in the analyses, including the potential benefit of repeat dosing of fasedienol which remain subject to change upon completion of a full analysis and audit of the complete data set from the study. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Vistagen and its management, are inherently uncertain. As with all pharmaceutical products, there are substantial risks and uncertainties in the process of development and commercialization, and actual results or developments may differ materially from those projected or implied in these forward-looking statements. There can be no guarantee that any of Vistagen’s product candidates, including fasedienol, will successfully complete ongoing or future clinical trials within estimated timelines or at all, receive regulatory approval or be commercially successful. These risks and others are more fully discussed in the section entitled “Risk Factors” in Vistagen’s Annual Report on Form 10-K for the period ended March 31, 2026, and Quarterly Report on Form 10-Q for the period ended June 30, 2026, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). Vistagen’s SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing Vistagen’s views as of any subsequent date. Vistagen explicitly disclaims any obligation to update any forward-looking statements other than as may be required by law. If Vistagen does update one or more forward-looking statements, no inference should be made that Vistagen will make additional updates with respect to those or other forward-looking statements.

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